Exhibit 99.1

Campbell to Retire as Pactiv CFO Mid-Year;
Walters Named as Successor

LAKE FOREST, Ill.--(BUSINESS WIRE)--Pactiv Corporation (NYSE: PTV) today announced that Andrew A. Campbell, 62, senior vice president and chief financial officer, will be retiring mid-year. Edward T. Walters, 56, currently vice president and controller of Pactiv, will succeed Campbell upon his retirement.

“Andy joined Pactiv shortly before our spin-off in late 1999 and has made valuable contributions to our success as a public company. I want to thank him for his guidance and wish him and his family a great retirement,” said Richard L. Wambold, Pactiv’s chairman and chief executive officer. “Ed has been with Pactiv and predecessor companies for 32 years in various financial positions, and we look forward to his additional contributions as our chief financial officer,” Wambold concluded.

Walters earned a master’s degree in business administration from The University of Rochester and a bachelor’s degree in mathematics and economics from Duke University.

Pactiv Corporation (NYSE: PTV) is a leader in the consumer and foodservice/food packaging markets it serves. With 2007 sales of $3.3 billion, Pactiv derives more than 80 percent of its sales from market sectors in which it holds the No. 1 or No. 2 market-share position. Pactiv’s Hefty® brand products include waste bags, slider storage bags, disposable tableware, and disposable cookware. Pactiv’s foodservice/food packaging offering is one of the broadest in the industry, including both custom and stock products in a variety of materials. For more information, visit www.pactiv.com.

CONTACT:
Pactiv Corporation
Investor Relations Contact:
Christine Hanneman
847-482-2429
channeman@pactiv.com
or
Media Relations Contact:
Lisa Foss
847-482-2704
lfoss@pactiv.com